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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


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                         FIRST FINANCIAL CORPORATION

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


The computation of earnings per share in each year is based on the weighted average number of common shares outstanding. When dilutive, stock options are included as share equivalents using the treasury stock method. The calculation of the weighted average number of common and common equivalent shares outstanding in each year is as follows:

                                                                   1996            1995            1994
                                                                ----------      ---------       ---------
1.      Weighted average common shares outstanding
          during the year, net of treasury stock                $  927,064        922,768         931,068
                                                                ----------      ---------       ---------
        Common stock equivalents calculated by the
          treasury stock method;

2.      Shares exercised at December 31                             38,993         27,616          15,552
                                                                ----------      ---------       ---------
3.      Estimated proceeds upon exercise of options
          at exercise prices ranging from $10 to $19
          per share                                                430,195        296,380         155,920
                                                                ----------      ---------       ---------
4.      Number of shares which could be acquired into
          treasury at market values of $19 per share, $15 per
          share and $12 per share, respectively
          (line 3 divided by $19, $15 and $12, respectively)        22,642         19,758          12,994
                                                                ----------      ---------       ---------
5.      Common stock equivalents (line 2 minus line 4)              16,351          7,858           2,558
                                                                ----------      ---------       ---------
6.      Weighted average number of common and
          common equivalent shares outstanding
          (line plus line 5)                                    $  943,415        930,626         933,626
                                                                ==========      =========       =========

7.      Net earnings                                            $2,350,000      1,741,000       1,330,000
                                                                ==========      =========       =========
        Divided by weighted average number of
          common and common equivalent shares
          outstanding (line 6) equals per share amount
          of --                                                 $     2.49           1.87            1.43
                                                                ==========      =========       =========

* On April 18, 1996, the stockholders approved a two for one stock split. All data with respect to earnings per share has been adjusted to reflect this transaction.